Exhibit 99.1

WEISENBURGER JOINS CARNIVAL CORPORATION & PLC

BOARDS OF DIRECTORS

MIAMI (January 21, 2009) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced today that Randall J. Weisenburger, executive vice president and chief financial officer for Omnicom Group Inc., the world’s leading advertising, marketing and corporate communications company, has been appointed to its boards of directors.

Weisenburger, 50, will serve in a non-executive capacity on Carnival Corporation & Carnival plc’s 14-member boards, effective immediately. He will also serve on the audit committees of each of the boards of directors.

Since joining New York-based Omnicom in 1998, Weisenburger has played a key role in the continued expansion and success of the company, which encompasses more than 1,500 agencies in 100-plus countries. Prior to joining Omnicom, Weisenburger was a founding member of Wasserstein Perella & Co. and in 1993 became the president and chief executive officer of the firm’s private equity investment unit, Wasserstein & Co.

Weisenburger is a graduate of the Wharton School at the University of Pennsylvania and established the Wharton-Omnicom Communications Fellows Program, which trains students to serve as communications mentors to their peers.

“Randall is an excellent addition to our company’s boards, possessing extensive experience in all areas of finance, as well as a strong background in advertising and marketing. We look forward to his valuable input and guidance in the continued operation of our company,” said Micky Arison, Carnival Corporation & plc chairman and CEO.

Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, The Yachts of Seabourn, AIDA Cruises, Costa Cruises, Cunard Line, Ibero Cruises, Ocean Village, P&O Cruises and P&O Cruises Australia.

Together, these brands operate 88 ships totaling more than 169,000 lower berths with 17 new ships scheduled to be delivered between March 2009 and June 2012. Carnival Corporation & plc also operates Holland America Tours and Princess Tours, the leading tour companies in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACT
US	US/UK
Carnival Corporation & plc	Carnival Corporation & plc
Tim Gallagher	Beth Roberts
1 305 599 2600, ext. 16000	1 305 406 4832
UK
Brunswick Group
Richard Jacques/Deborah Spencer
44 (0) 20 7404 5959